Exhibit 99.1

Hanmi Earns $7.3 Million, or $0.23 Per Share, in 1Q 2012

Launches 30th Anniversary with Sixth Consecutive Quarterly Profit

LOS ANGELES--(BUSINESS WIRE)--April 19, 2012--Hanmi Financial Corporation (NASDAQ:HAFC), the holding company for Hanmi Bank (the “Bank”), today reported first quarter net income of $7.3 million, or $0.23 per diluted common share, for the first quarter of 2012, up 33% from the preceding quarter. The first quarter of 2012 marks Hanmi’s sixth consecutive quarterly profit, with improving net interest margin, improving asset quality and lower overhead costs. Net profit in the first quarter of 2012 was 30% less than the $10.4 million, or $0.55 per diluted share, earned in the first quarter of 2011, due to a $2.0 million credit loss provision in the first quarter of 2012 (versus no provision for credit losses in the first quarter of 2011) and a $2.4 million loss on sale of loans for the first quarter 2012. All per share results are adjusted to reflect the 1-for-8 reverse stock split, which became effective on December 19, 2011.

“As we celebrate our thirtieth anniversary, we are making progress, step by step, on the business plans that we crafted last year. We are very pleased with the increases in total assets, loans and deposits this quarter after several years of deleveraging our balance sheet. The improved operating platform we are implementing should provide further benefits and revenue growth into the future,” said Jay S. Yoo, President and Chief Executive Officer. “In the first quarter of 2012, we launched the “Hanmi Neighbor Volunteer Service Program,” to serve our community’s youth, healthcare, and education groups. We believe this program can be a great opportunity for us to return the support we have received from our customers and our community and to further build relationships in the area.”

Hanmi Financial 2012 Quarterly Financial Highlights
	For the Three Months Ended
	3/31/2012	12/31/2011	3/31/2011
	(In Thousands)
Net income	$7,341	$5,506	$10,437
Net income per diluted common share	$0.23	$0.22	$0.55

Total assets	$2,771,471	$2,744,824	$2,879,666
Total net loans	$1,896,827	$1,849,020	$1,999,986
Total deposits	$2,363,726	$2,344,910	$2,430,940

Net interest margin	3.69%	3.66%	3.66%
Efficiency ratio	66.56%	69.03%	66.61%

Tangible common equity per common share	$9.28	$9.02	$9.63

Non-performing assets	$51,474	$52,558	$127,360
Non-performing assets/Total assets	1.86%	1.91%	4.42%
Allowance for loan losses/Total gross loans	4.10%	4.64%	5.92%
Allowance for loan losses/Total non-performing loans	161.41%	171.71%	100.85%

Hanmi Financial
Total Risk-Based Capital	18.74%	18.66%	13.05%
Tier 1 Leverage Capital	13.44%	13.34%	8.51%
Tangible equity/Tangible assets	10.55%	10.36%	6.33%

Financial Highlights (at or for the period ended March 31, 2012)

  Hanmi posted its sixth consecutive quarter of profitability.
  First quarter net income grew 33% from the preceding quarter, with earnings of $7.3 million, or $0.23 per diluted share, compared to $5.5 million, or $0.22 per diluted share in the fourth quarter of 2011. In the first quarter of 2012, Hanmi deferred the sale of SBA loan originations, which would have contributed $2.8 million to other non-interest income.
  Net interest margin (NIM) was 3.69% in the first quarter of 2012, up from 3.66% in the first quarter of 2011 and 3.66% in the preceding quarter, reflecting a 26 basis points improvement in cost of deposits from a year ago. Effective management of deposit mix contributed to this improvement in the first quarter of 2012.
  Hanmi originated $36.2 million of SBA 504 and 7(a) loans and $66.9 million of other commercial loans for the first quarter of 2012. In addition, $67.4 million of one year adjustable rate single family residential mortgage loans were purchased during the first quarter to help deploy some of the Bank’s liquidity.
  Asset quality improved substantially, with fewer non-performing assets (NPAs), lower levels of delinquent loans, and lower net charge-offs.
    NPAs declined 59.6% year-over-year to $51.5 million, or 1.86% of total assets, at March 31, 2012, from $127.4 million, or 4.42% of total assets, in the first quarter a year ago, and down from $52.6 million, or 1.91% of total assets, in the fourth quarter 2011. The decrease was due to the continuing sale of non-performing loans (NPLs) as well as slower migration of new loans to nonaccrual status.
    Delinquent loans, which are 30 to 89 days past due and still accruing, were $10.5 million, or 0.53% of total gross loans, down from $19.9 million, or 0.94% of total gross loans, in the first quarter a year ago, and down from $13.9 million, or 0.72% of total gross loans, in fourth quarter of 2011.
    Total net charge-offs declined to $11.3 million from $21.6 million in the first quarter a year ago, and down from $15.1 million in the fourth quarter of 2011.
    Classified loans at March 31, 2012 were $229.4 million compared to $282.4 million and $380.1 million at December 31, 2011 and March 31, 2011, respectively.
  Operating efficiency improved during the first quarter of 2012 with total overhead costs down 11.78% in the quarter and 10.99% year-over-year. Non-interest expense was $18.7 million in the first quarter of 2012, compared to $21.2 million in the preceding quarter and $21.1 million in the first quarter of 2011, reflecting lower deposit insurance premiums, and significantly reduced asset management expenses and directors and officers liability insurance costs. The efficiency ratio was 66.56% in the first quarter of 2012, compared to 69.03% in the fourth quarter of 2011 and 66.61% in the first quarter of 2011.
  In November, Hanmi raised new capital totaling $77.1 million in net proceeds from the issuance of 12.6 million shares (adjusted for the 1-for-8 reverse stock split), further solidifying its balance sheet.
    The Bank’s tangible common equity to tangible assets ratio at March 31, 2012 was 12.71%, up from 12.48% at December 31, 2011.
    At the holding company level, the tangible common equity ratio was 10.55% and the tangible book value was $9.28 per share at March 31, 2012.

Capital Management

“Our capital raising efforts in the past two years placed our balance sheet on solid footing. All of our capital levels remain well above those required by regulatory standards,” said Lonny Robinson, Executive Vice President and Chief Financial Officer. “It is important to manage strong capital levels, quality core earnings, and improving credit metrics so that we can be successful in lifting our regulatory orders.” At March 31, 2012, tangible stockholders’ equity increased to $292.3 million, bringing tangible book value per share to $9.28, compared to $284.1 million, or $9.02, at December 31, 2011. The following table shows the Company’s and Bank’s capital ratios:

Hanmi Financial	March 31,	December 31,	March 31,
	2012	2011	2011
Total risk-based	18.74%	18.66%	13.05%
Tier 1 risk-based	17.46%	17.36%	10.96%
Tier 1 leverage	13.44%	13.34%	8.51%
Tangible common equity	10.55%	10.36%	6.33%

Hanmi Bank	March 31,	December 31,	March 31,
	2012	2011	2011
Total risk-based	17.74%	17.57%	13.00%
Tier 1 risk-based	16.45%	16.28%	11.70%
Tier 1 leverage	12.67%	12.50%	9.08%
Tangible common equity	12.71%	12.48%	9.10%

Results of Operations

Net interest income before the provision for credit losses totaled $24.5 million for the first quarter of 2012, almost even with the preceding quarter and down 6.04% from the first quarter of 2011. First quarter interest and dividend income was down 1.13% from the fourth quarter of 2011 and down 10.57% from the first quarter of 2011, while interest expense fell 7.17% and 25.82% compared to the fourth quarter of 2011 and the first quarter of 2011, respectively.

Loan yields improved slightly during the quarter, with the average yield on loans for the first quarter of 2012 at 5.58% up 3 basis points from the preceding quarter and down 3 basis points from the first quarter of 2011. The yield on the investment securities portfolio, which accounted for 15.93% of average earning assets, improved during the first quarter of 2012 to 2.12% from 2.02% for the preceding quarter, but down from 2.31% a year ago. Total securities, term Federal Funds sold and cash and cash equivalents accounted for 25.11% of total assets, down from 27.63% of total assets at the end of the fourth quarter of 2011 and up from 24.64% of total assets a year ago. “We will continue to invest in short duration high quality securities until loan demand recovers,” said Robinson.

Cost of interest-bearing liabilities continues to decline as the mix of deposits continues to shift from time deposits to transaction accounts. The cost of interest-bearing liabilities was down 7 basis points in the quarter and 18 basis points year-over-year to 1.30% for the first quarter of 2012. The cost of deposits was down 5 basis points in the quarter and 26 basis points year-over-year to 0.85% for the first quarter of 2012. Hanmi’s net interest margin improved slightly to 3.69%, up 3 basis points compared to both the first and fourth quarter of 2011. “We still have approximately $136.9 million in promotional CDs with a weighted average rate of 1.89% maturing during the second quarter and as these deposits re-price we anticipate further margin improvement,” said Robinson.

With improving asset quality, the provision for credit losses declined in the first quarter of 2012 to $2.0 million from $4.0 million in the fourth quarter of 2011. There was no provision for credit losses in the first quarter of 2011. Net interest income after the provision for credit losses totaled $22.5 million in the first quarter of 2012 compared to $20.4 million in the fourth quarter of 2011 and $26.1 million in the first quarter of 2011.

Non-interest income in the first quarter of 2012 was $3.6 million, down 42.77% from $6.3 million in the fourth quarter of 2011, and down 34.04% from $5.5 million in the first quarter a year ago. “We deferred the sale of any SBA loans in the first quarter of 2012, which was due to a technical issue with the SBA, and we will be returning to selling SBA loans in the secondary market during the second quarter,” said Robinson. As a result, the potential of $2.8 million in gain on sale of SBA loans was not recognized in the first quarter of 2012.

Non-interest expense in the first quarter of 2012 was $18.7 million, down 11.78% from $21.2 million in the preceding quarter and 10.99% from $21.1 million in the first quarter a year ago. Salaries and employee benefits were stable at $9.1 million in the first quarter of 2012 and 2011, respectively, but down 3.42%, or $323,000, compared to the fourth quarter of 2011. Costs associated with foreclosed real estate (OREO), professional fees, outside service for collections, directors and officers liability insurance costs, and FDIC deposit insurance assessments were significantly lower than in the prior quarters. OREO expense decreased by $115,000 compared to the preceding quarter, and by $873,000 compared to a year ago. Professional fees decreased by $365,000 compared to the preceding quarter, and by $40,000 compared to a year ago. Outside service for collection on bad debts decreased by $456,000 compared to the preceding quarter, and by $226,000 compared to a year ago. Directors and officers liability insurance and deposit insurance assessments decreased by $669,000 compared to the preceding quarter, and by $1.1 million compared to a year ago.

Balance Sheet

Total assets were $2.77 billion at March 31, 2012, an increase of 0.97% from $2.74 billion at December 31, 2011, and a decrease of 3.76% from $2.88 billion at March 31, 2011.

Gross loans, including loans held for sale, totaled $2.03 billion at March 31, 2012, an increase of 3.69% from $1.96 billion at December 31, 2011, and a decrease of 6.42% from $2.17 billion at March 31, 2011. Average gross loans, net of deferred loan fees, decreased to $1.99 billion for the first quarter of 2012, down 11.14% from $2.23 billion for the first quarter of 2011. The increase in the gross loan balance during the first quarter of 2012 was due to the origination of new commercial and SBA loans and the purchase of residential loans totaling $170.5 million partially offset by note sales of problem loans of $26.1 million.

Liquidity continues to be high with the total investment portfolio, term Federal Funds sold, and cash and cash equivalents at $695.6 million, down from $758.3 million at December 31, 2011 and $709.6 million at March 31, 2011. “We continue to slowly deploy excess liquidity out of cash and cash equivalents into our securities portfolio and Federal Funds sold to improve yields while we await the return of loan demand from our business customers,” said Robinson. “We continue to invest in high quality bonds with durations less than 4 years, but the level of liquidity we hold continues to be a drag on our NIM.”

Average deposits for the first quarter of 2012 declined 4.94% to $2.34 billion compared to $2.46 billion a year ago. The overall mix of funding continued to improve with time deposits, particularly high-cost promotional accounts, declining and transaction account balances increasing. “Core deposits, which are total deposits less time deposits equal to or greater than $100,000, now account for 70.90% of total deposits, up from 59.80% a year ago,” said Robinson. Demand deposit accounts increased 22.08% to $704.1 million at March 31, 2012 compared to $576.7 million a year ago. Demand deposit accounts accounted for 29.8% of total deposits at March 31, 2012, up from 23.7% a year ago. Total deposits decreased by 2.76% to $2.36 billion at March 31, 2012, from $2.43 billion a year ago. Time deposits equal to or greater than $100,000 were down $290.2 million in the past twelve months, and there were no brokered deposits at quarter-end.

At March 31, 2012, total stockholders’ equity was $293.7 million, or $9.33 per share. In November 2011, Hanmi completed a common stock offering, issuing 12.6 million shares (adjusted for 1-for-8 reverse stock split), resulting in net proceeds of approximately $77.1 million. In December 2011, Hanmi announced a 1-for-8 reverse stock split, which took effect on December 19, 2011. Every eight shares of Hanmi’s pre-split common shares were automatically consolidated into one post-split share. Taking the reverse stock split into account, Hanmi had 31.5 million shares outstanding at March 31, 2012, compared to 18.9 million shares outstanding a year ago. Tangible common stockholders’ equity was $292.3 million at March 31, 2012, or 10.55% of tangible assets, compared to $182.0 million, or 6.33% of tangible assets at March 31, 2011. Tangible book value per share was $9.28 at March 31, 2012 compared to $9.02 at December 31, 2011, an increase of 2.9%.

Asset Quality

NPLs, excluding loans held for sale, declined to $50.2 million at March 31, 2012, down 4.13% from $52.4 million at December 31, 2011, and down 59.74% from $124.7 million at March 31, 2011. NPLs that have been restructured (TDRs) and are current on payments totaled $14.5 million, or 28.8% of the NPLs, compared to $20.2 million, or 38.5% of the NPLs, at December 31, 2011, and $20.5 million, or 16.5% of the NPLs at March 31, 2011. In addition, $15.5 million of non-performing loans were recorded at the lower of cost or fair value as they were classified as held for sale. Out of the NPLs, $10.2 million is guaranteed by the SBA and the State of California. The following table shows NPLs, excluding loans held for sale, by loan category:

	3/31/2012	% of Total NPL	12/31/2011	% of Total NPL	3/31/2011	% of Total NPL
	(In Thousands)
Real Estate Loans:
Commercial Property	$2,781	5.5%	$2,458	4.7%	$10,846	8.7%
Construction	8,157	16.2%	8,310	15.9%	23,421	18.8%
Land Loans	2,187	4.4%	2,362	4.5%	22,523	18.1%
Residential Property	2,024	4.0%	2,745	5.2%	2,014	1.6%
Commercial & Industrial Loans:
Owner Occupied Property	19,310	38.5%	19,439	37.1%	42,706	34.2%
Other C&I	15,727	31.3%	16,903	32.3%	22,242	17.8%
Consumer Loans	28	0.1%	161	0.3%	966	0.8%
Total Non-Performing Loans	$50,214	100.0%	$52,378	100.0%	$124,718	100.0%

“Continuing improvement in asset quality reflects not only the gradually improving economic conditions in our market, but also the on-going success of our loan sales program, and the hard work of our loan workout teams,” said J.H. Son, Executive Vice President and Chief Credit Officer. “During the first quarter of 2012, we sold $26.1 million in problem loans and are continuing to sell small tranches of loans to improve overall asset quality. Of the $26.1 million of problem loans sold in the quarter, $12.6 million were non-accrual loans.”

“With pro-active loan sales, our other real estate owned (OREO) balances have been a relatively small part of NPAs,” Son continued. “OREO totaled $1.3 million at March 31, 2012, up from $180,000 at December 31, 2011, but down from $2.6 million at March 31, 2011. To reflect continuing improvement in asset quality, classified loans were $229.4 million, or 11.29% of total gross loans, down from $380.1 million, or 17.49% of total gross loans, a year ago.

”Delinquent loans that are less than 90 days past due and still accruing interest decreased to $10.5 million at March 31, 2012, or 0.53% of gross loans, from $13.9 million, or 0.72% of gross loans, at December 31, 2011. At March 31, 2012, the allowance for loan losses was $81.1 million, or 4.1% of gross loans. At March 31, 2012, Hanmi’s allowance for loan losses amounted to 161.41% of non-performing loans, compared to 171.71% at December 31, 2011. For the first quarter of 2012, charge-offs, net of recoveries, were $11.3 million, compared to $15.1 million in the fourth quarter of 2011 and $21.6 million in the first quarter of 2011.

Conference Call Information

Management will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. ET) to discuss these results. This call will also be broadcast live via the internet. Investment professionals and all current and prospective stockholders are invited to access the live call on April 19 by dialing (480)-629-9818 at 1:30 p.m. Pacific Time, using access code HANMI. To listen to the call online, either live or archived, visit the Investor Relations page of Hanmi’s website at www.hanmi.com. Shortly after the call concludes, the replay will also be available at (303)-590-3030, using access code 4531652 where it will be archived until May 3, 2012.

About Hanmi Financial Corporation

Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and a loan production office in Washington State. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize stockholder value. Additional information is available at www.hanmi.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital plans and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: failure to maintain adequate levels of capital and liquidity to support our operations; the effect of regulatory orders we have entered into and potential future supervisory action against us or Hanmi Bank; general economic and business conditions internationally, nationally and in those areas in which we operate; volatility and deterioration in the credit and equity markets; changes in consumer spending, borrowing and savings habits; availability of capital from private and government sources; demographic changes; competition for loans and deposits and failure to attract or retain loans and deposits; fluctuations in interest rates and a decline in the level of our interest rate spread; risks of natural disasters related to our real estate portfolio; risks associated with Small Business Administration loans; failure to attract or retain key employees; changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums; ability to receive regulatory approval for Hanmi Bank to declare dividends to Hanmi Financial; adequacy of our allowance for loan losses, credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to control expenses; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission (“SEC”), including, in Item 1A of our Form 10K for the year ended December 31, 2011, and in current and periodic reports that we will file with the SEC hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

HANMI FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)
	March 31,	December 31,	Percentage	March 31,	Percentage
	2012	2011	Change	2011	Change
ASSETS
Cash and Due From Banks	$68,093	$80,582	-15.50%	$67,507	0.87%
Interest-Bearing Deposits in Other Banks	92,149	101,101	-8.85%	83,354	10.55%
Federal Funds Sold	—	20,000	NM	19,500	NM
Cash and Cash Equivalents	160,242	201,683	-20.55%	170,361	-5.94%

Restricted Cash	1,818	1,818	NM	—	NM
Term Federal Funds Sold	120,000	115,000	4.35%	—	NM
Securities Available for Sale, at Fair Value (Amortized Cost of $351,043 as of March 31, 2012, $377,744 as of December 31, 2011, and $540,685 as of March 31, 2011)	355,837	381,862	-6.82%	538,356	-33.90%
Securities Held to Maturity, at Amortized Cost (Fair Value of $59,975 as of March 31, 2012, $59,363 as of December 31, 2011, and $840 as of March 31, 2011)	59,472	59,742	-0.45%	838	NM
Loans Held for Sale, at the Lower of Cost or Fair Value	55,993	22,587	147.90%	47,649	17.51%
Loans Receivable, Net of Allowance for Loan Losses of $81,052 as of March 31, 2012, $89,936 as of December 31, 2011, and $125,780 as of March 31, 2011	1,896,827	1,849,020	2.59%	1,999,986	-5.16%
Accrued Interest Receivable	7,969	7,829	1.79%	8,796	-9.40%
Premises and Equipment, Net	16,272	16,603	-1.99%	17,165	-5.20%
Other Real Estate Owned, Net	1,260	180	NM	2,642	-52.31%
Customers' Liability on Acceptances	1,539	1,715	-10.26%	805	NM
Servicing Assets	3,515	3,720	-5.51%	2,698	30.28%
Other Intangible Assets, Net	1,462	1,533	-4.63%	2,015	-27.44%
Investment in Federal Home Loan Bank Stock, at Cost	21,761	22,854	-4.78%	26,200	-16.94%
Investment in Federal Reserve Bank Stock, at Cost	8,558	8,558	0.00%	7,449	14.89%
Income Tax Receivable	11,501	9,073	26.76%	9,188	25.17%
Bank-Owned Life Insurance	28,344	28,289	0.19%	27,581	2.77%
Other Assets	19,101	12,758	49.72%	17,937	6.49%
TOTAL ASSETS	$2,771,471	$2,744,824	0.97%	$2,879,666	-3.76%

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
Noninterest-Bearing	$704,061	$634,466	10.97%	$576,733	22.08%
Interest-Bearing	1,659,665	1,710,444	-2.97%	1,854,207	-10.49%
	2,363,726	2,344,910	0.80%	2,430,940	-2.76%

Accrued Interest Payable	15,602	16,032	-2.68%	14,184	10.00%
Bank's Liability on Acceptances	1,539	1,715	-10.26%	805	NM
Federal Home Loan Bank Advances	3,213	3,303	-2.72%	153,565	NM
Other Borrowings	—	—	NM	1,386	NM
Junior Subordinated Debentures	82,406	82,406	0.00%	82,406	0.00%
Accrued Expenses and Other Liabilities	11,267	10,850	3.84%	12,329	-8.61%
TOTAL LIABILITIES	2,477,753	2,459,216	0.75%	2,695,615	-8.08%
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common Stock, $0.008 Par Value; Authorized 62,500,000 Shares; Issued 32,066,987 Shares (31,489,201 Shares Outstanding), 32,066,987 Shares (31,489,201 Shares Outstanding), and 19,486,362 Shares (18,907,299 Shares Outstanding) as of March 31, 2012, December 31, 2011 and March 31, 2011, respectively	257	257	0.00%	156	64.74%
Additional Paid-In Capital	549,811	549,744	0.01%	472,676	16.32%
Unearned Compensation	(141)	(166)	-15.06%	(246)	-42.68%
Accumulated Other Comprehensive Income (Loss)-Unrealized Gain (Loss) on Securities Available for Sale and Interest-Only Strips, Net of Income Taxes of $602 as of December 31, 2011, and March 31, 2011	4,201	3,524	19.21%	(2,920)	NM
Accumulated Deficit	(190,552)	(197,893)	-3.71%	(215,603)	-11.62%
Less Treasury Stock, at Cost: 577,786 Shares as of March 31, 2012, and December 31, 2011, and 579,063 Shares as of March 31, 2011	(69,858)	(69,858)	0.00%	(70,012)	-0.22%
TOTAL STOCKHOLDERS' EQUITY	293,718	285,608	2.84%	184,051	59.59%
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,771,471	$2,744,824	0.97%	$2,879,666	-3.76%

HANMI FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
	Three Months Ended
	March 31,	December 31,	Percentage	March 31,	Percentage
	2012	2011	Change	2011	Change
INTEREST AND DIVIDEND INCOME:
Interest and Fees on Loans	$27,542	$28,162	-2.20%	$30,905	-10.88%
Taxable Interest on Investment Securities	2,098	1,979	6.01%	2,673	-21.51%
Tax-Exempt Interest on Investment Securities	102	100	2.00%	40	NM
Interest on Term Federal Funds Sold	325	182	NM	27	NM
Dividends on Federal Reserve Bank Stock	128	122	4.92%	112	14.29%
Interest on Federal Funds Sold and Securities Purchased Under Resale Agreements	2	5	NM	8	NM
Interest on Interest-Bearing Deposits in Other Banks	68	72	-5.56%	89	-23.60%
Dividends on Federal Home Loan Bank Stock	29	18	NM	21	NM
Total Interest and Dividend Income	30,294	30,640	-1.13%	33,875	-10.57%
INTEREST EXPENSE:
Interest on Deposits	4,919	5,301	-7.21%	6,735	-26.96%
Interest on Federal Home Loan Bank Advances	43	44	-2.27%	333	-87.09%
Interest on Junior Subordinated Debentures	799	767	4.17%	698	14.47%
Interest on Other Borrowings	—	94	NM	—	NM
Total Interest Expense	5,761	6,206	-7.17%	7,766	-25.82%
NET INTEREST INCOME BEFORE PROVISION FOR CREDIT LOSSES	24,533	24,434	0.41%	26,109	-6.04%
Provision for Credit Losses	2,000	4,000	-50.00%	—	NM
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	22,533	20,434	10.27%	26,109	-13.70%
NON-INTEREST INCOME:
Service Charges on Deposit Accounts	3,168	3,182	-0.44%	3,141	0.86%
Insurance Commissions	1,236	1,097	12.67%	1,260	-1.90%
Remittance Fees	454	495	-8.28%	462	-1.73%
Trade Finance Fees	292	339	-13.86%	297	-1.68%
Other Service Charges and Fees	364	357	1.96%	333	9.31%
Bank-Owned Life Insurance Income	399	239	66.95%	230	73.48%
Net (Loss) Gain on Sales of Loans	(2,393)	383	NM	—	NM
Net Gain (Loss) on Sales of Investment Securities	1	1	0.00%	(338)	NM
Other Operating Income	112	255	-56.08%	123	-8.94%
Total Non-Interest Income	3,633	6,348	-42.77%	5,508	-34.04%
NON-INTEREST EXPENSE:
Salaries and Employee Benefits	9,110	9,433	-3.42%	9,124	-0.15%
Occupancy and Equipment	2,595	2,533	2.45%	2,565	1.17%
Deposit Insurance Premiums and Regulatory Assessments	1,401	1,631	-14.10%	2,070	-32.32%
Data Processing	1,253	1,356	-7.60%	1,399	-10.44%
Other Real Estate Owned Expense	(44)	71	NM	829	NM
Professional Fees	749	1,114	-32.76%	789	-5.07%
Directors and Officers Liability Insurance	297	736	-59.65%	734	-59.54%
Supplies and Communications	558	537	3.91%	578	-3.46%
Advertising and Promotion	601	888	-32.32%	566	6.18%
Loan-Related Expense	200	196	2.04%	225	-11.11%
Amortization of Other Intangible Assets	71	131	-45.80%	218	-67.43%
Other Operating Expenses	1,955	2,623	-25.47%	1,964	-0.46%
Total Non-Interest Expense	18,746	21,249	-11.78%	21,061	-10.99%
INCOME BEFORE PROVISION FOR INCOME TAXES	7,420	5,533	34.10%	10,556	-29.71%
Provision for Income Taxes	79	27	NM	119	NM
NET INCOME	$7,341	$5,506	33.33%	$10,437	-29.66%

EARNINGS PER SHARE:
Basic	$0.23	$0.22		$0.55
Diluted	$0.23	$0.22		$0.55
WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	31,470,520	24,905,479		18,882,627
Diluted	31,489,569	24,924,935		18,910,947
COMMON SHARES OUTSTANDING	31,489,201	31,489,201		18,907,299

HANMI FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In Thousands, Except Per Share Data)
	Three Months Ended
	March 31,	December 31,	Percentage	March 31,	Percentage
	2012	2011	Change	2011	Change
NET INCOME	$7,341	$5,506	33.33%	$10,437	-29.66%

OTHER COMPREHENSIVE INCOME, NET OF TAX
Unrealized gains on securities
Unrealized holding gains arising during period	674	6,449	-89.55%	43	NM
Less: Reclassification adjustment for gains included in net income	—	—	NM	—	NM
Unrealized gains on interest rate swap	1	2	-50.00%	1	0.00%
Unrealized gains on interest-only strip of servicing assets	2	(7)	NM	—	NM
Other Comprehensive Income	677	6,444	-89.49%	44	NM
Comprehensive Income	8,018	11,950	-32.90%	10,481	-23.50%
Less: Comprehensive income attributable to the noncontrolling interest	—	—	NM	—	NM
COMPREHENSIVE INCOME ATTRIBUTABLE TO STOCKHOLDERS	$8,018	$11,950	-32.90%	$10,481	-23.50%

HANMI FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011

AVERAGE BALANCES:	(In Thousands)
Average Gross Loans, Net of Deferred Loan Fees (1)(2)	$1,985,071	$2,012,008	$2,234,110
Average Investment Securities	$426,384	$421,386	$473,113
Average Interest-Earning Assets	$2,676,643	$2,656,213	$2,892,404
Average Total Assets	$2,742,006	$2,708,364	$2,906,253
Average Deposits	$2,337,302	$2,350,558	$2,458,836
Average Borrowings	$85,665	$99,545	$237,452
Average Interest-Bearing Liabilities	$1,777,208	$1,814,548	$2,133,097
Average Stockholders’ Equity	$289,132	$229,868	$178,221
Average Tangible Equity	$287,631	$228,116	$176,082

PERFORMANCE RATIOS (Annualized):
Return on Average Assets	1.08%	0.81%	1.46%
Return on Average Stockholders’ Equity	10.21%	9.50%	23.75%
Return on Average Tangible Equity	10.38%	9.58%	24.04%
Efficiency Ratio	66.56%	69.03%	66.61%
Net Interest Spread (3)	3.26%	3.22%	3.27%
Net Interest Margin (3)	3.69%	3.66%	3.66%
Non Interest Expense to Average Total Assets (4)	2.73%	3.14%	2.90%

ALLOWANCE FOR LOAN LOSSES:
Balance at Beginning of Period	$89,936	$100,792	$146,059
Provision Charged to Operating Expense	2,400	4,241	1,276
Charge-Offs, Net of Recoveries	(11,284)	(15,097)	(21,555)
Balance at End of Period	$81,052	$89,936	$125,780

ASSET QUALITY RATIOS:
Net Loan Charge-Offs to Average Gross Loans (4)	2.27%	3.00%	3.86%
Allowance for Loan Losses to Total Gross Loans	4.10%	4.64%	5.92%
Allowance for Loan Losses to Total Non-Performing Loans	161.41%	171.71%	100.85%
Non-Performing Assets to Total Assets	1.86%	1.91%	4.42%
Non-Performing Loans to Gross Loans	2.54%	2.70%	5.87%
Total Non-Performing Assets to Allowance for Loan Losses	63.51%	58.44%	101.26%

ALLOWANCE FOR OFF-BALANCE SHEET ITEMS:
Balance at Beginning of Period	$2,981	$3,222	$3,417
Provision Charged to Operating Expense	(400)	(241)	(1,276)
Balance at End of Period	$2,581	$2,981	$2,141

(1) Loans Held for Sale are included in average gross loans.
(2) Commercial and industrial loans include owner-occupied commercial real estate loans.
(3) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.
(4) Ratios calculated on an annual basis.

HANMI FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED) (Continued)
	March 31,	December 31,	March 31,
	2012	2011	2011
NON-PERFORMING ASSETS:	(In Thousands)
Non-Accrual Loans	$50,214	$52,378	$124,718
Loans 90 Days or More Past Due and Still Accruing	—	—	—
Total Non-Performing Loans	50,214	52,378	124,718
Other Real Estate Owned, Net	1,260	180	2,642
Total Non-Performing Assets	$51,474	$52,558	$127,360
Non-Performing Loans in Loans Held for Sale	$15,472	$15,023	$27,012

DELINQUENT LOANS (Accrual Status)	$10,497	$13,945	$19,938

Delinquent Loans (Accrual Status)/Total Gross Loans	0.53%	0.72%	0.94%

LOAN PORTFOLIO:
Real Estate Loans	$717,491	$697,001	$752,064
Residential Loans	116,566	52,921	60,352
Commercial and Industrial Loans	1,102,769	1,145,473	1,265,507
Consumer Loans	40,152	43,346	48,120
Total Gross Loans	1,976,978	1,938,741	2,126,043
Deferred Loan Fees	901	215	(277)
Gross Loans, Net of Deferred Loan Fees	1,977,879	1,938,956	2,125,766
Allowance for Loan Losses	(81,052)	(89,936)	(125,780)
Loans Receivable, Net	1,896,827	1,849,020	1,999,986
Loans Held for Sale, at Lower of Cost or Fair value	55,993	22,587	47,649
Total Loans Receivable, Net	$1,952,820	$1,871,607	$2,047,635

LOAN MIX:
Real Estate Loans	36.3%	36.0%	35.4%
Residential Loans	5.9%	2.7%	2.8%
Commercial and Industrial Loans	55.8%	59.1%	59.5%
Consumer Loans	2.0%	2.2%	2.3%
Total Gross Loans	100.0%	100.0%	100.0%

DEPOSIT PORTFOLIO:
Demand - Noninterest-Bearing	$704,061	$634,466	$576,733
Savings	108,698	104,664	113,513
Money Market Checking and NOW Accounts	516,628	449,854	469,377
Time Deposits of $100,000 or More	687,573	822,165	977,738
Other Time Deposits	346,766	333,761	293,579
Total Deposits	$2,363,726	$2,344,910	$2,430,940

DEPOSIT MIX:
Demand - Noninterest-Bearing	29.8%	27.1%	23.7%
Savings	4.6%	4.5%	4.7%
Money Market Checking and NOW Accounts	21.9%	19.2%	19.3%
Time Deposits of $100,000 or More	29.1%	35.1%	40.2%
Other Time Deposits	14.6%	14.1%	12.1%
Total Deposits	100.0%	100.0%	100.0%

CAPITAL RATIOS:
Hanmi Financial
Total Risk-Based	18.74%	18.66%	13.05%
Tier 1 Risk-Based	17.46%	17.36%	10.96%
Tier 1 Leverage	13.44%	13.34%	8.51%
Tangible equity ratio	10.55%	10.36%	6.33%
Hanmi Bank
Total Risk-Based	17.74%	17.57%	13.00%
Tier 1 Risk-Based	16.45%	16.28%	11.70%
Tier 1 Leverage	12.67%	12.50%	9.08%
Tangible equity ratio	12.71%	12.48%	9.10%

HANMI FINANCIAL CORPORATION
AVERAGE BALANCES, AVERAGE YIELDS EARNED AND AVERAGE RATES PAID (UNAUDITED)
	Three Months Ended
	March 31, 2012			December 31, 2011			March 31, 2011
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Rate/	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
	(In Thousands)
ASSETS
Interest-Earning Assets:
Gross Loans, Net of Deferred Loan Fees	$1,985,071	$27,542	5.58%	$2,012,008	$28,162	5.55%	$2,234,110	$30,905	5.61%
Municipal Securities	44,888	446	3.97%	44,913	451	4.02%	17,531	178	4.06%
Municipal Securities - Tax Exempt	13,283	157	4.73%	12,987	153	4.71%	4,466	62	5.55%
Obligations of Other U.S. Government Agencies	73,446	325	1.77%	83,927	324	1.54%	146,312	623	1.70%
Other Debt Securities	294,767	1,327	1.80%	279,559	1,204	1.72%	304,804	1,872	2.46%
Equity Securities	31,255	157	2.01%	31,930	140	1.75%	35,557	132	1.48%
Federal Funds Sold and Securities Purchased under Agreements to Resell	1,852	2	0.43%	4,961	5	0.40%	6,699	8	0.48%
Term Federal Funds Sold	126,484	325	1.03%	77,717	182	0.93%	19,778	27	0.55%
Interest-Bearing Deposits in Other Banks	105,597	68	0.26%	108,211	72	0.26%	123,147	89	0.29%

Total Interest-Earning Assets	2,676,643	30,349	4.56%	2,656,213	30,693	4.58%	2,892,404	33,896	4.75%

Noninterest-Earning Assets:
Cash and Cash Equivalents	69,152			69,635			67,854
Allowance for Loan Losses	(88,024)			(99,182)			(145,784)
Other Assets	84,235			81,698			91,779

Total Noninterest-Earning Assets	65,363			52,151			13,849

TOTAL ASSETS	$2,742,006			$2,708,364			$2,906,253

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-Bearing Liabilities:
Deposits:
Savings	105,676	583	2.22%	104,754	600	2.29%	113,080	749	2.69%
Money Market Checking and NOW Accounts	465,664	676	0.58%	449,998	644	0.57%	448,807	1,002	0.91%
Time Deposits of $100,000 or More	782,562	2,748	1.41%	825,444	3,082	1.49%	1,051,340	4,059	1.57%
Other Time Deposits	337,641	912	1.09%	334,807	975	1.16%	282,418	925	1.33%
FHLB Advances	3,259	43	5.31%	3,349	44	5.26%	153,609	333	0.88%
Other Borrowings	—	—	0.00%	13,790	94	2.73%	1,437	—	0.00%
Junior Subordinated Debentures	82,406	799	3.90%	82,406	767	3.72%	82,406	698	3.44%

Total Interest-Bearing Liabilities	1,777,208	5,761	1.30%	1,814,548	6,206	1.37%	2,133,097	7,766	1.48%

Noninterest-Bearing Liabilities:
Demand Deposits	645,759			635,555			563,191
Other Liabilities	29,907			28,393			31,744
Total Noninterest-Bearing Liabilities	675,666			663,948			594,935

Total Liabilities	2,452,874			2,478,496			2,728,032
Stockholders' Equity	289,132			229,868			178,221

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,742,006			$2,708,364			$2,906,253

NET INTEREST INCOME		$24,588			$24,487			$26,130

COST OF DEPOSITS			0.85%			0.90%			1.11%

NET INTEREST SPREAD			3.26%			3.22%			3.27%

NET INTEREST MARGIN			3.69%			3.66%			3.66%

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi Financial and Hanmi Bank’s capital strength. Tangible equity is calculated by subtracting goodwill and other intangible assets from total stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from total stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi Financial and Hanmi Bank. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

HANMI FINANCIAL CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS RATIO
	3/31/2012	12/31/2011	3/31/2011
	(In Thousands)
Total Assets	$2,771,471	$2,744,824	$2,879,666
Less Other Intangible Assets	(1,462)	(1,533)	(2,015)
Tangible Assets	$2,770,009	$2,743,291	$2,877,651

Total Stockholders' Equity	$293,718	$285,608	$184,051
Less Other Intangible Assets	(1,462)	(1,533)	(2,015)
Tangible Stockholders' Equity	$292,256	$284,075	$182,036

Total Stockholders' Equity to Total Assets Ratio	10.60%	10.41%	6.39%
Tangible Common Equity to Tangible Assets Ratio	10.55%	10.36%	6.33%

Common Shares Outstanding	31,489,201	31,489,201	18,907,299
Tangible Common Equity Per Common Share	$9.28	$9.02	$9.63

HANMI BANK
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS RATIO
	3/31/2012	12/31/2011	3/31/2011
	(In Thousands)
Total Assets	$2,766,780	$2,739,577	$2,872,804
Less Other Intangible Assets	(3)	(34)	(303)
Tangible Assets	$2,766,777	$2,739,543	$2,872,501

Total Stockholders' Equity	$351,677	$342,023	$261,639
Less Other Intangible Assets	(3)	(34)	(303)
Tangible Stockholders' Equity	$351,674	$341,989	$261,336

Total Stockholders' Equity to Total Assets Ratio	12.71%	12.48%	9.11%
Tangible Common Equity to Tangible Assets Ratio	12.71%	12.48%	9.10%

CONTACT:
Hanmi Financial Corporation
Lonny Robinson, Executive Vice President and Chief Financial Officer, 213-368-3200